Exhibit 99.1

DIRECTV HOLDINGS LLC

INDEX TO FINANCIAL INFORMATION DISCLOSURE TO HOLDERS OF 8 3/8% SENIOR NOTES DUE 2013

DIRECTV HOLDINGS LLC

ITEM 1. FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2003	2002
	(dollars in millions)
Revenues	$1,708.1	$1,465.8
Operating Costs and Expenses, exclusive of depreciation and amortization expense shown below
Programming and other costs	695.5	604.4
Subscriber service expenses	156.4	147.3
Subscriber acquisition costs:
Third party customer acquisitions	325.0	368.2
Direct customer acquisitions	55.8	22.9
Retention, upgrade and other marketing costs	93.8	77.6
Broadcast operations expenses	33.9	30.9
General and administrative expenses	117.3	120.8
Depreciation and amortization expense	124.4	85.1

Total Operating Costs and Expenses	1,602.1	1,457.2
Operating Profit	106.0	8.6
Interest expense, net	(29.2)	(28.1)
Other loss, net	(1.1)	(0.2)

Income (Loss) Before Income Taxes	75.7	(19.7)
Income tax (expense) benefit	(28.4)	7.3

Net Income (Loss)	$47.3	$(12.4)

Reference should be made to the Notes to the Consolidated Financial Statements.

DIRECTV HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2003	December 31, 2002
	(dollars in millions)
ASSETS
Current Assets
Cash and cash equivalents	$273.8	$14.1
Accounts receivable, net of allowances	466.9	506.7
Inventories, net	78.2	62.6
Prepaid expenses and other	490.9	545.8

Total Current Assets	1,309.8	1,129.2
Satellites, net	1,019.0	1,011.3
Property, net	786.2	838.6
Goodwill, net	2,888.5	2,888.5
Intangible Assets, net	605.2	623.7
Investments and Other Assets	106.3	87.3

Total Assets	$6,715.0	$6,578.6

LIABILITIES AND OWNER’S EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,204.6	$1,139.2
Unearned subscriber revenue	162.7	156.6
Current portion of long-term debt	10.5	—

Total Current Liabilities	1,377.8	1,295.8
Long-Term Debt	2,614.5	—
Other Liabilities and Deferred Credits	446.6	477.6
Deferred Income Taxes	269.6	246.7
Commitments and Contingencies
Owner’s Equity
Capital stock and additional paid-in capital	2,782.9	5,385.1
Accumulated deficit	(776.4)	(823.7)

Subtotal Owner’s Equity	2,006.5	4,561.4

Accumulated Other Comprehensive Loss
Accumulated unrealized losses on securities	—	(2.9)

Total Owner’s Equity	2,006.5	4,558.5

Total Liabilities and Owner’s Equity	$6,715.0	$6,578.6

Reference should be made to the Notes to the Consolidated Financial Statements.

DIRECTV HOLDINGS LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2003	2002
	(dollars in millions)
Cash Flows from Operating Activities
Net Cash Provided by Operating Activities	$307.7	$82.0

Cash Flows from Investing Activities
Expenditures for property and equipment	(27.1)	(61.0)
Expenditures for satellites	(30.5)	(33.0)

Net Cash Used in Investing Activities	(57.6)	(94.0)

Cash Flows from Financing Activities
Net cash contribution from Parent	4.9	13.3
Cash proceeds from financing transactions	2,625.0	—
Distribution to Parent	(2,558.5)	—
Debt issuance costs	(61.8)	—

Net Cash Provided by Financing Activities	9.6	13.3

Net increase in cash and cash equivalents	259.7	1.3
Cash and cash equivalents at beginning of the period	14.1	15.4

Cash and cash equivalents at end of the period	$273.8	$16.7

Reference should be made to the Notes to the Consolidated Financial Statements.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1: Basis of Presentation and Description of Business

On June 11, 2002, Hughes Electronics Corporation (“Hughes” or “Parent”) established DIRECTV Holdings LLC (“DIRECTV Holdings” or “DIRECTV”). Upon establishing DIRECTV Holdings, Hughes contributed its wholly-owned subsidiary, DIRECTV Enterprises, LLC and its subsidiaries (“DTVE”), to DIRECTV Holdings along with certain premium subscription programming contracts that it acquired from United States Satellite Broadcasting Company, Inc. (“USSB”) in May 1999. The formation of DIRECTV Holdings is the result of transfers of net assets by entities under common control. Therefore, the financial statements reflect Hughes’ historical cost basis in the net assets and the consolidated results of operations associated with the net assets since the date of their original acquisition by Hughes.

DIRECTV Holdings is a wholly-owned subsidiary of Hughes, which is a wholly-owned subsidiary of General Motors Corporation (“GM”). DTVE’s wholly-owned subsidiaries consist of DIRECTV Operations, LLC, DIRECTV Merchandising, Inc., DIRECTV Customer Service, Inc., USSB II, Inc., and DIRECTV, Inc.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting. In the opinion of management, all adjustments (consisting only of normal recurring items) which are necessary for a fair presentation have been included. The results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year. For further information, refer to DIRECTV Holdings’ consolidated financial statements and notes thereto for the year ended December 31, 2002 included in Hughes’ Form 8-K filed with the Securities and Exchange Commission on February 26, 2003.

Through February 28, 2003, DIRECTV participated in the centralized cash management system of Hughes, wherein cash receipts were transferred to and cash disbursements were funded by Hughes on a daily basis. The amount of cash and cash equivalents reported by DIRECTV prior to February 28, 2003 represented amounts held outside of the cash management system.

The net cash activity associated with Hughes, which includes the activity associated with the cash management system and Hughes’ funding of DIRECTV payroll, was recorded as a net capital contribution from or distribution to Parent. The net cash activity with Hughes was recorded as a net capital contribution from Parent and amounted to $4.9 million and $13.3 million for the quarters ended March 31, 2003 and 2002, respectively.

During the first quarter of 2003, DIRECTV raised approximately $2,625.0 million of cash through a series of financing transactions that are described in Note 7. The net cash proceeds from the financing transactions, which amounted to $2,558.5 million, net of estimated debt issuance costs, were distributed to Hughes in the first quarter of 2003 and recorded as a distribution to Parent. DIRECTV’s future cash requirements will be funded from cash on-hand, cash generated from operations or additional borrowings, as needed.

Accounting Change

On February 1, 2003, DIRECTV adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51” (“FIN 46”). FIN 46 requires the consolidation of a variable interest entity (“VIE”) where an equity investor achieves a controlling financial interest through arrangements other than voting interests, and it is determined that the investor will absorb a majority of the expected losses and/or receive the majority of residual returns of the VIE. An entity is deemed a VIE if, by intention, the equity investment at risk by the investor is insufficient to permit the VIE to finance its activities without additional subordinated financial support, and under certain other circumstances. The determination as to whether an investment is an investment in a VIE is based on the circumstances on the date of investment or when certain events occur that would indicate a potential change in a previous determination. The adoption of FIN 46 did not materially affect DIRECTV’s operations or financial position.

New Accounting Standard

In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” This issue addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 will apply to revenue arrangements entered into after June 30, 2003; however, upon adoption, the EITF allows the guidance to be applied on a retroactive basis, with the change, if any, reported as a cumulative effect of accounting change in the consolidated statements of operations. DIRECTV has not yet determined the impact this issue will have on its operations or financial position or whether it will be applied retroactively.

Note 2: Stock-Based Compensation

At times, Hughes issues GM Class H common stock options to employees, including DIRECTV employees. Beginning in the first quarter of 2003, DIRECTV adopted the fair value based method of accounting for stock based employee compensation of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” and the disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS No. 123”. DIRECTV elected to follow the prospective method of adoption, which will result in the recognition of fair value based compensation cost in the consolidated statements of operations for stock options, and other stock based awards, granted to employees on or after January 1, 2003. Stock options granted prior to January 1, 2003 continue to be accounted for under the intrinsic value method of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” in the consolidated statements of operations. No stock options were granted to DIRECTV employees during the first quarter of 2003.

The following table presents the effect on earnings of recognizing compensation cost as if the fair value method had been applied to all outstanding and unvested stock options:

	Three Months Ended March 31,
	2003	2002
	(dollars in millions)
Net income (loss), as reported	$47.3	$(12.4)
Less: Assumed stock compensation costs, net of taxes, under the fair value based method	(8.1)	(15.0)

Pro forma net income (loss)	$39.2	$(27.4)

Note 3: Inventories

Major Classes of Inventories

	March 31, 2003	December 31, 2002
	(dollars in millions)
Finished goods	$79.6	$64.2
Reserve for excess and obsolete inventory	(1.4)	(1.6)

Inventories, net	$78.2	$62.6

Note 4: Goodwill and Intangible Assets

The following represents the amounts recorded for goodwill and intangible assets at March 31, 2003:

	Estimated Useful Lives (years)	Gross Amount	Accumulated Amortization	Net Amount
	(dollars in millions)
Goodwill		$3,092.8	$204.3	$2,888.5
Intangible Assets:
Orbital Slots	Indefinite	$463.0	$30.6	$432.4
Subscriber Base	2	220.0	149.5	70.5
Dealer Networks	12	130.0	27.7	102.3

Total Intangible Assets		$813.0	$207.8	$605.2

The following represents amounts recorded for the amortization of intangible assets for the three months ended March 31:

	2003	2002
	(dollars in millions)
Subscriber Base	$16.2	—
Dealer Networks	2.3	—

Total Amortization of Intangible Assets	$18.5	—

Prior to the issuance of EITF No. 02-17 “Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination” in October 2002, DIRECTV had reclassified its subscriber base and dealer networks intangible assets to goodwill as part of the 2002 implementation of SFAS No. 142, “Goodwill and Other Intangible Assets” and therefore no amortization expense was recorded in the first three quarters of 2002 for these assets. However, due to the clarifying guidance provided by EITF No. 02-17 on the treatment of certain subscriber related relationships, at the beginning of the fourth quarter of 2002, the subscriber base and dealer network intangible assets were reinstated and are being amortized from the date of reinstatement over their remaining lives of 2 and 12 years, respectively.

In accordance with SFAS No. 142, no amortization expense is recorded for goodwill and intangible assets with indefinite lives. Estimated amortization expense for intangible assets in each of the next five years is as follows: $55.5 million for the remainder of 2003, $31.1 million in 2004, $9.2 million in 2005, $9.2 million in 2006, $9.2 million in 2007, $9.2 million in 2008 and $49.4 million thereafter.

Note 5: Investments in Marketable Securities

During the first quarter of 2003, DIRECTV distributed to Hughes all of DIRECTV’s marketable equity investments. The distribution is a transfer of assets by entities under common control and is reflected at DIRECTV’s cost basis as a capital distribution to Parent. These investments, which included DIRECTV’s equity investments in Crown Media Holdings, Inc., TiVo Inc. and XM Satellite Radio Holdings, Inc., had an aggregate book value of $52.6 million at the date of transfer.

Note 6: Comprehensive Income (Loss)

DIRECTV’s comprehensive income (loss) was as follows:

	Three Months Ended March 31,
	2003	2002
	(dollars in millions)
Net income (loss)	$47.3	$(12.4)
Other comprehensive loss:
Unrealized holding losses on securities	—	(10.8)

Other comprehensive loss	—	(10.8)

Total comprehensive income (loss)	$47.3	$(23.2)

Note 7: Debt

Long-Term Debt

	Interest Rates at March 31, 2003	March 31, 2003	December 31, 2002
		(dollars in millions)
Notes payable	8.375%	$1,400.0	—
Credit facilities	4.830%	1,225.0	—

Total debt		2,625.0	—
Less: current portion of long-term debt	4.830%	10.5	—

Total long-term debt		$2,614.5	—

Notes Payable. On February 28, 2003, DIRECTV issued $1.4 billion in senior notes due in 2013 in a Rule 144A private placement transaction. The ten-year senior notes are unsecured indebtedness guaranteed by all of DIRECTV’s domestic subsidiaries and bear interest at 8.375%. Principal on the senior notes is payable upon maturity, while interest is payable semi-annually beginning September 15, 2003. The amount of interest accrued related to the senior notes was $10.1 million at March 31, 2003.

Credit Facilities. On March 6, 2003, DIRECTV entered into a $1,675.0 million senior secured credit facility. The senior secured credit facility is comprised of a $375.0 million Term Loan A, of which $175.0 million was outstanding at March 31, 2003, a $1,050.0 million Term Loan B, which was fully drawn as of March 31, 2003, and a $250.0 million revolving credit facility, which was undrawn at March 31, 2003. The senior secured credit facility is secured by substantially all of DIRECTV’s assets and guaranteed by all of DIRECTV’s domestic subsidiaries. All borrowings under the senior secured credit facility initially bear interest at a rate per annum equal to the London Interbank Offered Rate (“LIBOR”) plus 3.50% (4.83% at March 31, 2003). The revolving credit facility and the Term Loan A each have terms of five years, and the Term Loan B matures in 2010. Principal payments under the Term Loan A are due in varying amounts from 2004 to 2008. Principal payments under the Term Loan B are due primarily in 2008 to 2010. The amount of interest accrued related to the senior secured credit facility was $4.1 million at March 31, 2003.

Covenants and Restrictions. Under the senior notes and senior secured credit facility, DIRECTV is required to maintain certain financial covenants and are also subject to significant restrictive covenants. These covenants restrict DIRECTV’s ability to, among other things, (i) incur additional indebtedness, (ii) place liens upon assets, (iii) make distributions, (iv) pay dividends or make certain other restricted payments and investments, (v) consummate asset sales, (vi) enter into certain transactions with affiliates, (vii) conduct businesses other than DIRECTV’s current or related businesses, (viii) merge or consolidate with any other person, (ix) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of DIRECTV’s assets, (x) make voluntary prepayments of certain debt (including any repayment of the senior notes), and (xi) make capital expenditures. Should DIRECTV fail to comply with its covenants, all or a portion of DIRECTV’s borrowings under the senior notes and senior secured credit facility could become immediately payable. At March 31, 2003, DIRECTV was in compliance with all such covenants.

Note 8: Commitments and Contingencies

Litigation

General Electric Capital Corporation (“GECC”) and DIRECTV Inc. entered into a contract on July 31, 1995, pursuant to which GECC agreed to establish and manage a private label consumer credit program for consumer purchases of hardware and related DIRECTV® programming. Under the contract, GECC also agreed to provide certain related services to DIRECTV Inc., including credit risk scoring, billing and collections services. DIRECTV Inc. agreed to act as a surety for loans complying with the terms of the contract. Hughes guaranteed DIRECTV Inc.’s performance under the contract. A trial commenced on June 12, 2000 regarding the contract and on July 21, 2000, the jury returned a verdict in favor of GECC and awarded contract damages in the amount of $133.0 million, which included prejudgment interest. The trial judge also issued an order granting GECC $48.5 million in interest under Connecticut’s offer-of-judgment statute. With this order, the total judgment entered in GECC’s favor was $181.5 million. Hughes and DIRECTV Inc. appealed the judgment and while the appeal was pending, post-judgment interest on the total judgment was accruing at a rate of 6.241% per year, compounded annually, from the date judgment was entered in October 2000. During April 2002, DIRECTV Inc. entered into settlement negotiations with GECC. On June 4, 2002, the parties executed an agreement to settle the matter for $180.0 million. As of December 31, 1999, DIRECTV Inc. had accrued $50.0 million associated with the expected settlement of the claim. As a result of the June 4, 2002 settlement, DIRECTV Inc. recorded a charge of $56.0 million to “General and administrative expenses” in the consolidated statement of operations for the year ended December 31, 2000, representing the unaccrued portion of GECC’s original claim. The portion of the settlement associated with interest is reflected as a charge to “Interest expense, net” in the amount of $23.0 million and $39.0 million, for the years ended December 31, 2001 and 2000, respectively. The settlement, inclusive of an additional $12.0 million of interest expense accrued in 2002 ($6 million accrued in each of the first and second quarters of 2002), was paid to GECC in June 2002.

Litigation is subject to uncertainties and the outcome of individual litigated matters is not predictable with assurance. Various legal actions, governmental inquiries, claims, and proceedings are pending against DIRECTV, including those arising out of customer account fees and charges; advertising and other business practices; employment-related matters; intellectual property; and retailer, supplier, and other contractual relationships. DIRECTV has established reserves for matters in which losses are probable and can be reasonably estimated. Some of the matters may involve compensatory, punitive, or other treble damage claims, or demands for licensing fees that if granted, could require DIRECTV to pay damages or make other expenditures in amounts that could not be estimated at March 31, 2003. Management believes that any such liability will not have a material adverse effect on DIRECTV’s consolidated financial condition or results of operations.

Other

DIRECTV uses in-orbit and launch insurance to mitigate the potential financial impact of satellite fleet in-orbit and launch failures unless the premium costs are considered uneconomic relative to the risk of satellite failure. The insurance generally covers the unamortized book value of covered satellites. The insurance generally does not compensate for business interruption or loss of future revenues or customers. However, DIRECTV relies on in-orbit spare satellites and excess transponder capacity at key orbital slots to mitigate the impact of satellite failure on DIRECTV’s ability to provide service. At March 31, 2003, the book value of satellites not insured amounted to $460.3 million.

At March 31, 2003, minimum future commitments under noncancelable operating leases having lease terms in excess of one year were primarily for real property and aggregated $136.8 million, payable as follows: $34.5 million for the remainder of 2003, $29.8 million in 2004, $23.2 million in 2005, $17.8 million in 2006, $16.3 million in 2007 and $15.2 million thereafter. Certain of these leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases, net of sublease income, was $7.7 million and $7.0 million for the quarters ended March 31, 2003 and 2002, respectively.

Minimum payments under DIRECTV’s current contractual commitments, which include agreements for programming, manufacturer subsidies, telemetry, tracking and control services, and the cost of planned satellite construction and launch are anticipated to be approximately $371.3 million for the remainder of 2003, $370.4 million in 2004, $285.8 million in 2005, $479.0 million in 2006, $654.8 million in 2007 and $180.9 million thereafter.

Including the senior notes and senior secured credit facility described in Note 7, DIRECTV’s notes payable and credit facilities mature as follows: $26.9 million in 2004; $48.8 million in 2005; $54.3 million in 2006; $70.7 million in 2007; and $2,424.3 million thereafter.

Note 9: Subsequent Event

News Corporation Transactions

On April 9, 2003, GM, Hughes and The News Corporation Limited (“News Corp.”) announced the signing of definitive agreements that provide for, among other things, the split-off of Hughes from GM and the simultaneous sale of GM’s approximately 19.9% economic interest in Hughes to News Corp. for $14 per share, or approximately $3.8 billion. GM would receive at least $3.1 billion in cash with the remainder payable in News Corp. preferred American Depositary Shares (“News Corp. ADSs”) and/or cash at News Corp.’s election. News Corp. would acquire an additional 14.1% stake in Hughes from the holders of GM Class H common stock through a mandatory exchange of a portion of their Hughes common stock received in the split-off, which would provide News Corp. with a total of 34% of the outstanding capital stock of Hughes. In addition, GM would receive a cash dividend from Hughes of $275 million in connection with the transactions. Hughes expects to pay this dividend using available cash balances.

Under the terms of the proposed transactions, holders of GM Class H common stock would first exchange their shares for Hughes common stock on a share-for-share basis in the split-off, followed immediately by an exchange of approximately 17.6% of the Hughes common stock they receive in the split-off for approximately $14 per share in News Corp. ADSs and/or cash. The number of News Corp. ADSs payable to GM and Hughes common stockholders, based on a fixed-price of $14 per Hughes share, will be adjusted within a collar range of 20% above or below the News Corp. ADS price of $22.40. This mandatory exchange of about 17.6% of the shares of Hughes common stock for News Corp. ADSs and/or cash would be taxable to the Hughes common stockholders at the time. The transactions are structured in a manner that will not result in the recapitalization of GM Class H common stock into GM $1-2/3 par value common stock at a 120% exchange ratio, as currently provided for under certain circumstances in the General Motors Restated Certificate of Incorporation, as amended.

If the transactions are completed, Rupert Murdoch, chairman and chief executive officer of News Corp., would become chairman of Hughes, and Chase Carey, who is currently serving as an advisor to News Corp., would become president and chief executive officer of Hughes. Eddy Hartenstein, Hughes senior executive vice president, would be named vice chairman of Hughes. Hughes would have 11 directors, the majority of whom would be independent directors.

The transactions are subject to a number of conditions, including, among other things, obtaining U.S. antitrust and Federal Communications Commission approvals, approval by a majority of each class of GM stockholders – GM $1-2/3 and GM Class H – voting both as separate classes and together as a single class and a favorable ruling from the Internal Revenue Service that the split-off of Hughes from GM would be tax-free to GM and its stockholders for U.S. federal income tax purposes. No assurances can be given that the approvals will be obtained or the transactions will be completed. The financial and other information regarding Hughes contained in this Quarterly Report do not give any effect to or make any adjustment for the anticipated completion of the transactions.

The completion of the News Corp. transactions will not result in a change of control under the senior notes or senior secured credit facility.

* * *

DIRECTV HOLDINGS LLC

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

AND FINANCIAL CONDITION

The following is a discussion of our results of operations and financial position for the periods described below. This discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this document. The discussion should also be read in conjunction with our management’s discussion and analysis for the year ended December 31, 2002 included in Hughes’ Form 8-K that was filed with the Securities and Exchange Commission on February 26, 2003.

This current report may contain certain statements that we believe are, or may be considered to be, “forward-looking statements,” within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as we “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Risk factors which could cause actual performance and future actions to differ materially from forward-looking statements made herein include, but are not limited to, the following:

•	we are a wholly-owned subsidiary of Hughes and an indirect wholly-owned subsidiary of GM, and any change of control of Hughes or us could adversely affect our business;

•	we are highly leveraged and subject to numerous constraints on our ability to raise additional debt;

•	we may be unable to obtain needed retransmission consents, Federal Communications Commission, or FCC, authorizations or export licenses;

•	our satellite launches may be delayed or fail and our in-orbit satellites may malfunction or fail prematurely;

•	the possibility of terrorist attacks, war or other military action against North Korea or other countries, and changes in international political conditions as a result of these events, may continue to adversely affect the United States and the global economy;

•	weaknesses in the United States economy may harm our business;

•	service interruptions arising from technical anomalies on some satellites, or caused by war, terrorist activities or natural disasters, may cause customer cancellations or otherwise harm our business;

•	we face intense and increasing competition from providers in the multi-channel video programming distribution, or MVPD, industry; new competitors may enter the MVPD business and new technologies may increase competition in the industry;

•	satellite programming signals have been pirated and could be pirated in the future, which could cause us to lose subscribers and revenue or result in higher costs to us;

•	programming costs may increase beyond our current expectations;

•	future acquisitions, strategic partnerships and divestitures may involve additional uncertainties;

•	we are party to various lawsuits that, if adversely decided, could have a significant adverse impact on our business; and

We may face other risks described from time to time in periodic reports filed by us and Hughes with the SEC. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements included in this current report are made only as of the date of this current report and we undertake no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

Business Overview

On June 11, 2002, we were formed as a wholly-owned subsidiary of Hughes Electronics Corporation, or Hughes. Hughes, which is a wholly-owned subsidiary of General Motors Corporation, or GM, contributed its wholly-owned subsidiary, DIRECTV Enterprises, LLC, or DIRECTV Enterprises, and its subsidiaries to us along with certain premium subscription programming contracts that it acquired from United States Satellite Broadcasting Company, Inc., or USSB, in May 1999. The wholly-owned domestic subsidiaries of DIRECTV Enterprises consist of DIRECTV Operations, LLC, DIRECTV Merchandising, Inc., DIRECTV Customer Services, Inc., USSB II, Inc., and DIRECTV, Inc. Our formation and capitalization is the result of transfers of net assets by entities under common control. Therefore, the financial statements reflect Hughes’ historical cost basis in the net assets and the consolidated results of operations associated with the net assets since the date of their original acquisition by Hughes.

During the first quarter of 2003, we raised approximately $2,625.0 million in cash through a series of financing transactions described in “Liquidity and Capital Resources” below. The net cash proceeds from the financing transactions, which amounted to $2,558.5 million, net of estimated debt issuance costs, were distributed to Hughes and recorded as a distribution to Parent.

News Corporation Transactions

On April 9, 2003, GM, Hughes and The News Corporation Limited (“News Corp.”) announced the signing of definitive agreements that provide for, among other things, the split-off of Hughes from GM and the simultaneous sale of GM’s approximately 19.9% economic interest in Hughes to News Corp. for $14 per share, or approximately $3.8 billion. GM would receive at least $3.1 billion in cash with the remainder payable in News Corp. preferred American Depositary Shares (“News Corp. ADSs”) and/or cash at News Corp.’s election. News Corp. would acquire an additional 14.1% stake in Hughes from the holders of GM Class H common stock through a mandatory exchange of a portion of their Hughes common stock received in the split-off, which would provide News Corp. with a total of 34% of the outstanding capital stock of Hughes. In addition, GM would receive a cash dividend from Hughes of $275 million in connection with the transactions. Hughes expects to pay this dividend using available cash balances.

Under the terms of the proposed transactions, holders of GM Class H common stock would first exchange their shares for Hughes common stock on a share-for-share basis in the split-off, followed immediately by an exchange of approximately 17.6% of the Hughes common stock they receive in the split-off for approximately $14 per share in News Corp. ADSs and/or cash. The number of News Corp. ADSs payable to GM and Hughes common stockholders, based on a fixed-price of $14 per Hughes share, will be adjusted within a collar range of 20% above or below the News Corp. ADS price of $22.40. This mandatory exchange of about 17.6% of the shares of Hughes common stock for News Corp. ADSs and/or cash would be taxable to the Hughes common stockholders at the time. The transactions are structured in a manner that will not result in the recapitalization of GM Class H common stock into GM $1-2/3 par value common stock at a 120% exchange ratio, as currently provided for under certain circumstances in the General Motors Restated Certificate of Incorporation, as amended.

If the transactions are completed, Rupert Murdoch, chairman and chief executive officer of News Corp., would become chairman of Hughes, and Chase Carey, who is currently serving as an advisor to News Corp., would become president and chief executive officer of Hughes. Eddy Hartenstein, Hughes senior executive vice president, would be named vice chairman of Hughes. Hughes would have 11 directors, the majority of whom would be independent directors.

The transactions are subject to a number of conditions, including, among other things, obtaining U.S. antitrust and Federal Communications Commission approvals, approval by a majority of each class of GM stockholders – GM $1-2/3 and GM Class H – voting both as separate classes and together as a single class and a favorable ruling from the Internal Revenue Service that the split-off of Hughes from GM would be tax-free to GM and its stockholders for U.S. federal income tax purposes. No assurances can be given that the approvals will be obtained or the transactions will be completed. The financial and other information regarding Hughes contained in this Quarterly Report do not give any effect to or make any adjustment for the anticipated completion of the transactions.

The completion of the News Corp. transactions will not result in a change of control under the senior notes or senior secured credit facility.

Explanation of Key Metrics and Other Items

Revenues. Revenues are mostly derived from subscriber subscriptions to basic and premium channel programming, pay-per-view programming and seasonal and live sporting events. Revenues are also derived from fees from subscribers with multiple set-top receivers, DIRECTV The Guide, access card sales and advertising services.

Revenues also include fees earned from the National Rural Telecommunications Cooperative, or NRTC, which are equal to a percentage of the subscriber revenues earned from the subscribers located in certain areas (mainly rural). As a result of an arrangement with the NRTC, subscribers in such areas may purchase the vast majority of our services only through NRTC’s members or affiliates.

Programming and Other Costs. These costs primarily include license fees for subscription service programming, pay-per-view movies, live sports and other events. Other costs include expenses associated with the publication and distribution of DIRECTV The Guide, access cards provided to set-top receiver manufacturers, continuing service fees paid to third parties for active DIRECTV subscribers, warranty service premiums paid to a third party, and production costs for on-air advertisements sold to third parties.

Subscriber Service Expenses. Subscriber service expenses include the costs of customer call centers, billing remittance processing and certain home services expenses, such as in-home repair costs.

Subscriber Acquisition Costs—Third Party Customer Acquisitions. These costs represent direct costs incurred to acquire new DIRECTV subscribers through a third party, which include authorized DIRECTV retailers and dealers. These costs consist of third party commissions, print and television advertising and manufacturer subsidies incurred for DIRECTV receiving equipment, if any.

Subscriber Acquisition Costs—Direct Customer Acquisitions. These costs consist primarily of hardware and installation costs incurred for new DIRECTV subscribers added through our direct customer acquisition program.

SAC. SAC, which represents total subscriber acquisition costs stated on a per subscriber basis, is calculated by dividing total subscriber acquisition costs for a period (the sum of subscriber acquisition costs reported for third party customer acquisitions and direct customer acquisitions) by the number of gross new owned and operated subscribers acquired during the period.

Retention, Upgrade and Other Marketing Costs. Retention costs include the costs of loyalty programs offered to existing subscribers in an effort to reduce subscriber churn. Our costs for the loyalty programs include the costs of installing or providing hardware under our movers program (for subscribers relocating to a new residence), our DVR (digital video recorder) upgrade program and other similar initiatives and third party commissions incurred for the sale of additional set-top receivers and advanced set-top receivers to existing subscribers.

Upgrade and other marketing costs represent the cost of selling and promoting additional DIRECTV services to existing subscribers, such as premium channel programming, pay-per-view programming, and seasonal and live sporting events. These costs are incurred in an effort to increase average revenue per subscriber.

Broadcast Operations Expenses. These expenses include broadcast center operating costs, signal transmission expenses (including costs of collecting signals for our local channel offerings), and costs of monitoring, maintaining and insuring our satellites. Also included are engineering expenses associated with deterring theft of the DIRECTV signal.

General and Administrative Expenses. These costs include departmental costs for legal, administrative services, finance and information technology. These costs also include expenses for bad debt and other operating expenses, such as legal settlements, and gains or losses from the disposal of fixed assets.

EBITDA. EBITDA is defined as operating profit, plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States. Our management uses EBITDA to evaluate our operating performance, to allocate resources and capital and as a measure of performance for incentive compensation purposes. We believe EBITDA is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. Multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. Our management believes that EBITDA is a common measure used to compare our operating performance and enterprise value to other communications, entertainment and media service providers. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment, distributions or other discretionary uses. EBITDA margin is calculated by dividing EBITDA by revenues. EBITDA and EBITDA margin as presented herein may not be comparable to similarly titled measures reported by other companies.

Average Revenue Per Subscriber. Average revenue per subscriber, or ARPU, represents average monthly revenue per subscriber and is calculated by dividing average monthly revenues for the period (total revenues during the period divided by the number of months in the period) by average DIRECTV owned and operated subscribers for the period, which excludes subscribers who receive our services from the members and affiliates of the NRTC. Average subscribers are calculated for the year and the period by adding the number of owned and operated subscribers as of the beginning of the year and for each quarter end in the current year or period and dividing by the sum of the number of quarters in the period plus one. Average subscribers for the quarter are calculated by adding the beginning and ending owned and operated subscribers for the quarter and dividing by two.

Average Monthly Subscriber Churn. Average monthly subscriber churn represents the number of DIRECTV subscribers whose service is disconnected, expressed as a percentage of the total number of DIRECTV subscribers. Churn is calculated by dividing the average monthly number of disconnected DIRECTV owned and operated subscribers for the period (total subscribers disconnected during the period divided by the number of months in the period) by average DIRECTV owned and operated subscribers for the period. Average subscribers are calculated for the year and the period by adding the number of DIRECTV owned and operated subscribers as of the beginning of the year and for each quarter end in the current year or period and dividing by the sum of the number of quarters in the period plus one. Average subscribers for the quarter are calculated by adding the beginning and ending DIRECTV owned and operated subscribers for the quarter and dividing by two.

Subscriber Count. The total number of DIRECTV subscribers includes DIRECTV owned and operated subscribers and customers of the NRTC’s members and affiliates that subscribe to our service. DIRECTV subscribers include only those subscribers who are actively subscribing to the DIRECTV service, plus those subscribers that have temporarily suspended service due to seasonal or other temporary relocations.

Results of Operations

The following table sets forth, for the periods indicated, certain items from our consolidated statements of operations and certain operating data:

	Three Months Ended March 31,
	2003	2002
	(dollars in millions, except subscriber data)

Revenues	$1,708.1	$1,465.8

Operating costs and expenses, exclusive of depreciation and amortization expense shown below
Programming and other costs	695.5	604.4
Subscriber service expenses	156.4	147.3
Subscriber acquisition costs:
Third party customer acquisitions	325.0	368.2
Direct customer acquisitions	55.8	22.9
Retention, upgrade and other marketing costs	93.8	77.6
Broadcast operations expenses	33.9	30.9
General and administrative expenses	117.3	120.8
Depreciation and amortization expense	124.4	85.1

Total operating costs and expenses	1,602.1	1,457.2

Operating profit	106.0	8.6
Interest expense, net	(29.2)	(28.1)
Other loss, net	(1.1)	(0.2)

Income (loss) before income taxes	75.7	(19.7)
Income tax (expense) benefit	(28.4)	7.3

Net income (loss)	$47.3	$(12.4)

Other Data:
Operating profit	$106.0	$8.6
Add back: depreciation and amortization expense	124.4	85.1

EBITDA(1)	$230.4	$93.7

Average monthly revenue per subscriber (ARPU)	$59.10	$56.70
Average monthly subscriber churn—%	1.5%	1.6%
Average subscriber acquisition costs—per subscriber (SAC)	$545	$510
Total number of subscribers—platform (000’s)	11,421	10,544
Total owned and operated subscribers (000’s)	9,768	8,793

(1)	EBITDA is defined as operating profit, plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States. Our management uses EBITDA to evaluate our operating performance, to allocate resources and capital and as a measure of performance for incentive compensation purposes. We believe EBITDA is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. Multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. Our management believes that EBITDA is a common measure used to compare our operating performance and enterprise value to other communications, entertainment and media service providers. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment, distributions or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

Three months ended March 31, 2003 compared with the three months ended March 31, 2002

Subscribers. We had approximately 9.8 million owned and operated subscribers at March 31, 2003, compared with approximately 8.8 million owned and operated subscribers at March 31, 2002. This change represents approximately 1.0 million net new subscriber additions since March 31, 2002, of which approximately 275,000 were added during the first quarter of 2003. Including the subscribers of NRTC’s members and affiliates, we had a total of about 11.4 million and 10.5 million subscribers at March 31, 2003 and 2002, respectively.

Average monthly churn for the first quarter of 2003 was 1.5% compared to 1.6% in the first quarter of 2002. The decrease in churn was primarily due to a higher number of subscribers with 12-month programming commitments in 2003 compared to 2002 and improved customer offers, including offers for local channels and multiple set-top boxes.

Revenues. Revenue for the first quarter of 2003 increased 16.5%, or $242.3 million, to $1,708.1 million compared with $1,465.8 million in the first quarter of 2002. The increase resulted from subscriber additions since March 31, 2002 and higher ARPU on the larger subscriber base. ARPU was $59.10 for the first quarter of 2003 compared to $56.70 in the first quarter of 2002. The higher ARPU was primarily due to expanded local channel offerings and higher fees resulting from an increased number of DIRECTV subscribers with multiple set-top receivers.

Programming and Other Costs. Programming and other costs increased to $695.5 million in the first quarter of 2003 from $604.4 million in the first quarter of 2002. The increase in programming and other costs resulted from higher programming costs associated with the increase in subscribers and higher programming rates. As a percentage of revenue, these costs were 40.7% and 41.2% in the first quarter of 2003 and 2002, respectively.

Subscriber Service Expenses. Subscriber service expenses were $156.4 million in the first quarter of 2003 compared to $147.3 million in the first quarter of 2002. This increase was primarily due to added service costs to support our larger subscriber base.

Subscriber Acquisition Costs—Third Party Customer Acquisitions. Third party customer acquisition costs were $325.0 million in the first quarter of 2003 compared to $368.2 million in the first quarter of 2002. The $43.2 million decrease resulted from lower gross subscriber additions through third party customer acquisition programs in the first quarter of 2003 compared to the first quarter of 2002 as well as lower advertising expenditures in the first quarter of 2003. These declines were partially offset by higher third party commissions due to an increase in the number of multiple set-top receivers purchased by new subscribers.

Subscriber Acquisition Costs—Direct Customer Acquisitions. Subscriber acquisition costs incurred through our direct customer acquisition program were $55.8 million in the first quarter of 2003 compared to $22.9 million in the first quarter of 2002. The $32.9 million change was due to an increase in gross subscriber additions through our direct customer acquisition program in the first quarter of 2003 compared to the first quarter of 2002.

SAC. SAC, on a per subscriber basis, was $545 in the first quarter of 2003 compared to $510 in the first quarter of 2002. The increase in SAC resulted primarily from higher third party commissions and higher hardware and installation costs due to an increase in the number of multiple set-top receivers purchased by new subscribers.

Retention, Upgrade and Other Marketing Costs. Retention, upgrade and other marketing costs increased $16.2 million to $93.8 million in the first quarter of 2003 from $77.6 million in the first quarter of 2002 primarily due to increased costs from free installation and hardware that resulted from higher volume under our movers program.

Broadcast Operations Expenses. Broadcast operations expenses were $33.9 million in the first quarter of 2003 compared to $30.9 million in the first quarter of 2002. The slight increase was due to higher engineering costs associated with deterring theft of the DIRECTV signal.

General and Administrative Expenses. General and administrative expenses decreased slightly to $117.3 million in the first quarter of 2003 from $120.8 million in the first quarter of 2002, due to cost reductions, such as lower payroll expenditures due to a decrease in the number of our employees.

EBITDA. EBITDA and EBITDA margin increased to $230.4 million and 13.5% in the first quarter of 2003 from $93.7 million and 6.4% in the first quarter of 2002. The increase was primarily attributable to additional profit resulting from higher revenues and lower total subscriber acquisition costs, partially offset by higher retention, upgrade and other marketing costs.

Depreciation and Amortization Expense. Depreciation and amortization expense increased to $124.4 million in the first quarter of 2003 from $85.1 million in the first quarter of 2002. The increase of $39.3 million was due to the fourth quarter 2002 reinstatement of amortization expense related to intangible assets in accordance with the Financial Accounting Standards Board, or FASB, Emerging Issues Task Force, or EITF, Issue No. 02-17 “Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination” See Note 4 to the consolidated financial statements for further discussion. Also contributing to the increase was higher depreciation for capital additions, including our DIRECTV-5 satellite placed into service in May 2002.

Operating Profit. Operating profit was $106.0 million in the first quarter of 2003 compared to $8.6 million in the first quarter of 2002. The increase was primarily attributable to additional profit resulting from higher revenues and lower total subscriber acquisition costs, partially offset by higher depreciation and amortization expense and higher retention, upgrade and other marketing costs.

Interest Expense, Net. Interest expense, net was $29.2 million in the first quarter of 2003 compared to $28.1 million in the first quarter of 2002. The increase was attributable to interest associated with our first quarter 2003 financing transactions discussed below. The increase was offset by interest expense in 2002 associated with a settlement with General Electric Capital Corporation for which there was no comparable expense in 2003 and lower interest expense due to lower long-term obligations, including above-market programming contracts and manufacturer subsidies.

Other loss, Net. Other loss, net was $1.1 million in the first quarter of 2003 compared to $0.2 million in the first quarter of 2002.

Income Tax Expense/Benefit. Income tax expense was $28.4 million in the first quarter of 2003 compared to an income tax benefit of $7.3 million in the first quarter of 2002. The tax expense in the first quarter of 2003 was due to the pre-tax earnings generated in the current quarter, while in the first quarter of 2002 we recorded a tax benefit due to the pre-tax loss generated during that period.

Net Income/Loss. Net income increased by $59.7 million to $47.3 million in the first quarter of 2003, from a loss of $12.4 million in the first quarter of 2002.

Liquidity and Capital Resources

Historically, our net cash requirements were funded by capital contributions from Hughes. Following our financing transactions in the first quarter of 2003, we began funding our cash requirements from cash generated by operations. We expect to have cash requirements for the remainder of 2003 of approximately $50 million. We expect to fund our future cash requirements from cash on-hand, cash generated by operations and additional borrowings under the revolving loan portion of the senior secured credit facility, as needed. We have up to $250.0 million of borrowing capacity under the revolving loan to fund our operations. The proceeds of the offering of the senior notes due 2013 and the initial borrowings under the term loan portions of the senior secured credit facility, net of estimated debt issuance costs, were $2,558.5 million and distributed to Hughes in the first quarter of 2003. We may make additional distributions to Hughes from time to time to the extent permitted by the terms of the documents governing our indebtedness. Currently, we expect to draw and distribute the $200.0 million undrawn portion of the Term Loan A to Hughes by December 2003. At March 31, 2003, we had cash and cash equivalents of $273.8 million, compared to $14.1 million at December 31, 2002.

The $259.7 million increase in cash during the first quarter of 2003 resulted from $317.3 million of cash generated primarily from cash provided by operations, partially offset by $57.6 million of expenditures for satellites, property and equipment.

As a measure of liquidity, the current ratio was 0.95 at March 31, 2003 compared to 0.87 at December 31, 2002. The working capital deficit decreased by $98.6 million at March 31, 2003 from December 31, 2002 due mostly to the increase in cash, which was partially offset by a decrease in prepaid expenses and other and accounts receivable, and an increase in accounts payable and accrued liabilities.

We believe that our cash on-hand, future cash flows and amounts available to us under the revolving portion of our senior secured credit facility will be sufficient to fund our operations for the foreseeable future. However, several factors may affect our ability to fund our operations. For instance, our ability to borrow under the senior secured credit facility is contingent upon our meeting financial and other covenants, which are described below.

In addition, our future cash flows may be reduced if our operations suffer due to increased subscriber turnover or retention costs, satellite malfunction or signal theft, among other things. If our cash on-hand, future cash flows or our senior secured credit facility are insufficient to meet our cash requirements, we would need to raise additional capital. We cannot assure you that additional financing will be available to us from our Parent, third parties, or the capital markets on acceptable terms, or at all, if needed in the future.

Notes Payable. On February 28, 2003, we issued $1.4 billion in senior notes due in 2013 in a private placement. The ten-year senior notes are unsecured indebtedness guaranteed by all of our domestic subsidiaries and bear interest at 8.375%. Principal on the senior notes is payable upon maturity, while interest is payable semi-annually beginning September 15, 2003. The amount of interest accrued related to the senior notes was $10.1 million at March 31, 2003.

Credit Facilities. On March 6, 2003, we entered into a $1,675.0 million senior secured credit facility. The senior secured credit facility is comprised of a $375.0 million Term Loan A, of which $175.0 million was outstanding at March 31, 2003, a $1,050.0 million Term Loan B, which was fully drawn as of March 31, 2003, and a $250.0 million revolving credit facility, which was undrawn at March 31, 2003. The senior secured credit facility is secured by substantially all of our assets and guaranteed by all of our domestic subsidiaries. All borrowings under the senior secured credit facility initially bear interest at a rate per annum equal to the London Interbank Offered Rate (“LIBOR”) plus 3.50% (4.83% at March 31, 2003). The revolving credit facility and the Term Loan A each have terms of five years, and the Term Loan B matures in 2010. Principal payments under the Term Loan A are due in varying amounts from 2004 to 2008. Principal payments under the Term Loan B are due primarily in 2008 to 2010. The amount of interest accrued related to the senior secured credit facility was $4.1 million at March 31, 2003.

Covenants and Restrictions. Under the senior notes and senior secured credit facility, we are required to maintain certain financial covenants and are also subject to significant restrictive covenants. These covenants restrict our ability to, among other things, (i) incur additional indebtedness, (ii) place liens upon assets, (iii) make distributions, (iv) pay dividends or make certain other restricted payments and investments, (v) consummate asset sales, (vi) enter into certain transactions with affiliates, (vii) conduct businesses other than our current or related businesses, (viii) merge or consolidate with any other person, (ix) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets, (x) make voluntary prepayments of certain debt (including any repayment of the senior notes), and (xi) make capital expenditures. Should we fail to comply with our covenants, all or a portion of our borrowings under the senior notes and senior secured credit facility could become immediately payable. At March 31, 2003, we were in compliance with all such covenants.

Commitments and Contingencies

Litigation. See Hughes’ Form 10-K for the year ended December 31, 2002 filed with the SEC on March 11, 2003 and Hughes’ Form 10-Q for the period ended March 31, 2003 filed with the SEC on May 7, 2003 for discussion of material pending legal proceedings involving DIRECTV Holdings LLC, or DIRECTV. Also, for further information, refer to Note 8 to the consolidated financial statements included in this filing.

Other. We use in-orbit and launch insurance to mitigate the potential financial impact of satellite fleet in-orbit and launch failures unless the premium costs are considered uneconomic relative to the risk of satellite failure. The insurance generally covers the unamortized book value of covered satellites. The insurance generally does not compensate for business interruption or loss of future revenues or customers. However we rely on in-orbit spare satellites and excess transponder capacity at key orbital slots to mitigate the impact of satellite failure on our ability to provide service. At March 31, 2003, the book value of satellites not insured amounted to $460.3 million.

At March 31, 2003, minimum future commitments under noncancelable operating leases having lease terms in excess of one year were primarily for real property and aggregated $136.8 million, payable as follows: $34.5 million for the remainder of 2003, $29.8 million in 2004, $23.2 million in 2005, $17.8 million in 2006, $16.3 million in 2007 and $15.2 million thereafter. Certain of these leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases, net of sublease rental income, was $7.7 million and $7.0 million for the quarters ended March 31, 2003 and 2002, respectively.

Minimum payments under our current contractual commitments, which include agreements for programming, manufacturer subsidies, telemetry tracking and control services and the cost of planned satellite construction and launch are anticipated to be approximately $371.3 million for the remainder of 2003, $370.4 million in 2004, $285.8 million in 2005, $479.0 million in 2006, $654.8 million in 2007, and $180.9 million thereafter.

Including the senior notes and senior secured credit facility described above, our notes payable and credit facilities mature as follows: $26.9 million in 2004; $48.8 million in 2005; $54.3 million in 2006; $70.7 million in 2007; and $2,424.3 million thereafter.

Certain Relationships and Related Party Transactions

PanAmSat. We purchase telemetry, tracking and control services for our satellites, other than DIRECTV 5 and DIRECTV 6, from PanAmSat, which is an approximately 81% owned subsidiary of Hughes. Our agreement with PanAmSat for these services for DIRECTV 4S continues until DIRECTV 4S is retired from service. Our agreement with respect to our other satellites serviced by PanAmSat expires at the earlier of a satellite’s retirement or ten years after date of completion of in-orbit testing for such satellite. We also have operational agreements with PanAmSat for in-orbit testing services as well as operational policies regarding our satellites. These costs are recorded in “Broadcast operations expenses” in the consolidated statements of operations and any amounts due to PanAmSat are recorded in “Accrued liabilities” in the consolidated balance sheets.

Hughes Network Systems. We purchase DIRECTV receiving equipment from Hughes Network Systems, Inc., or HNS, and provide DIRECTV access cards to HNS. The cost of DIRECTV receiving equipment purchased from HNS is recorded in inventory and recognized as a subscriber acquisition cost when shipped to subscribers, or carried as a fixed asset when leased by a subscriber. Amounts paid to HNS for DIRECTV receiving equipment are not necessarily indicative of the cost to purchase the receiving equipment from third parties. DIRECTV system access cards provided to HNS are recorded as “Revenues” in the consolidated statements of operations. No DIRECTV system access cards were provided to HNS by us prior to 2000. Amounts due to HNS were $13.2 million and $23.2 million at March 31, 2003 and December 31, 2002, respectively and are recorded in “Accrued liabilities” or “Other liabilities and deferred credits” in the consolidated balance sheets. At March 31, 2003 and December 31, 2002, the amount receivable from HNS was $3.5 million and $2.7 million, respectively.

Transfer of Certain Securities to Hughes. During the first quarter of 2003, we distributed to Hughes all of our marketable equity investments. The distribution is a transfer of assets by entities under common control and is reflected at our cost basis as a capital distribution to Parent. These investments, which included our equity investments in Crown Media Holdings, Inc., TiVo Inc. and XM Satellite Radio Holdings, Inc., had an aggregate book value of $52.6 million at the date of transfer.

Income Taxes. DIRECTV and Hughes join in the filing of a consolidated U.S. federal income tax return with GM.

Our tax sharing agreement with Hughes was amended as of February 28, 2003 as a result of our financing transactions. The agreements were amended to permit us to utilize tax losses incurred subsequent to February 27, 2003 to reduce our tax liability in future periods.

The amount of income tax benefit or expense that we report is generally equivalent to the portion of the Hughes consolidated provision for income taxes that is directly attributable to us. The income tax balances reported in the consolidated balance sheets are determined based upon our tax sharing agreement with Hughes, which provides that the current tax liability or receivable be computed as if we were a separate taxpayer, however, tax losses incurred prior to February 28, 2003, and not utilized to reduce our tax liability in the period in which such losses originated are not available to reduce our tax liability in future periods.

Losses that we generate provide tax benefits to Hughes that are recognized by us and Hughes in our respective financial statements. The tax benefits attributable to such losses were transferred to Hughes in non-cash transactions and recorded as a net capital contribution to Parent.

Use of Estimates in the Preparation of the Consolidated Financial Statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect amounts reported therein, including the financial information reported in Management’s Discussion and Analysis of Results of Operations and Financial Condition. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may materially differ from those estimates. The following represent what we believe are the critical accounting policies that require the most significant management estimates and judgments:

Valuation of Long-Lived Assets. We evaluate the carrying value of long-lived assets to be held and used, other than goodwill and intangible assets with indefinite lives, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. The cash flows used in such analyses are typically derived from the expected cash flows associated with the asset under review, which is determined from management estimates and judgments of expected future results. Should the actual cash flows vary from the estimated amount, a write-down of the asset may be warranted in a future period.

Valuation of Goodwill and Intangible Assets with Indefinite Lives. We evaluate the carrying value of goodwill and intangible assets with indefinite lives on an annual basis, and when events and circumstances warrant such a review in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 requires the use of fair value in determining the amount of impairment, if any, for recorded goodwill and intangible assets with indefinite lives. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. The cash flows used in such analyses are typically derived from the expected cash flows associated with the asset under review, which is determined from management estimates and judgments of expected future results. Should the actual cash flows vary from the estimated amount, a write-down of the asset may be warranted in a future period.

Reserves for Doubtful Accounts. A significant amount of management estimate and judgment is required in determining the amount of reserves required for the potential non-collectibility of accounts receivable. Management estimates the amount of required reserves based upon past experience of collection and consideration of other relevant factors; however, past experience may not be indicative of future collections and therefore additional charges could be incurred in the future to reflect differences between estimated and actual collections.

Contingent Matters. A significant amount of management estimate and judgment is required in determining when, or if, an accrual should be recorded for a contingent matter, particularly for those contingent matters described in “Commitments and Contingencies” above and in Note 8 to the consolidated financial statements, and the amount of such accrual, if any. Due to the uncertainty of determining the likelihood of a future event occurring and the potential financial statement impact of such an event, it is possible that upon further development or resolution of a contingent matter, a charge could be recorded in a future period that would be material to our consolidated results of operations and financial position.

Accounting Change

On February 1, 2003, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51” (“FIN 46”). FIN 46 requires the consolidation of a variable interest entity (“VIE”) where an equity investor achieves a controlling financial interest through arrangements other than voting interests, and it is determined that the investor will absorb a majority of the expected losses and/or receives the majority of residual returns of the VIE. An entity is deemed a VIE if by intention, the equity investment at risk by the investor is insufficient to permit the VIE to finance its activities without additional subordinated financial support, and under certain other circumstances. The determination as to whether an investment is an investment in a VIE is based on the circumstances on the date of investment or when certain events occur that would indicate a potential change in a previous determination. The adoption of FIN 46 did not materially affect our operations or financial position.

New Accounting Standard

In November 2002, the EITF reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” This issue addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 will apply to revenue arrangements entered into after June 30, 2003; however, upon adoption, the EITF allows the guidance to be applied on a retroactive basis, with the change, if any, reported as a cumulative effect of accounting change in the consolidated statement of operations. We have not yet determined the impact this issue will have on our results of operations or financial position or whether it will be applied retroactively.

Market Risk Disclosure

The following discussion and the estimated amounts generated from the sensitivity analyses referred to below include forward-looking statements of market risk which assume for analytical purposes that certain adverse market conditions may occur. Actual future market conditions may differ materially from such assumptions because the amounts noted below are the result of analyses used for the purpose of assessing possible risks and the mitigation thereof. Accordingly, the forward-looking statements should not be considered projections by us of future events or losses.

Interest Rate Risk. We are subject to interest rate risk related to our outstanding debt. As of March 31, 2003, our $2,625.0 million of total debt consisted of $1,400 million of fixed rate borrowings and variable rate borrowings of $1,225 million. Outstanding borrowings bore interest rates ranging from 4.83% to 8.37% at March 31, 2003. We are subject to fluctuating interest rates, which may adversely impact our consolidated results of operations and cash flows for our variable rate bank borrowings. Also, to the extent interest rates increase, our cost of financing could increase at such time that fixed rate debt matures and is refinanced. As of March 31, 2003, the hypothetical impact of a one percentage point increase in interest rates related to our outstanding variable rate debt would be to increase annual interest expense by approximately $12 million.

Security Ratings

Debt ratings by the various rating agencies reflect each agency’s opinion of the ability of issuers to repay debt obligations as they come due. Ratings below Baa3 and BBB- denote sub-investment grade status for Moody’s and S&P, respectively. Ratings in the Ba/BB range generally indicate moderate protection of interest and principal payments, potentially outweighed by exposure to uncertainties or adverse conditions. Ratings in the B range generally indicate that the obligor currently has financial capacity to meet its financial commitments but there is limited assurance over any long period of time that interest and principal payments will be made or that other terms will be maintained. In general, lower ratings result in higher borrowing costs. A security rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

On April 9, 2003, Moody’s affirmed its stable outlook and Ba3 senior implied rating for DIRECTV. The ratings action followed the announcement of News Corp’s. intention to acquire a 34% ownership interest in Hughes. The affirmation is based upon Moody’s expectation that the acquisition will not have a material impact on our credit metrics. On February 19, 2003, Moody’s assigned a Ba2 senior secured rating to our senior secured credit facilities and a B1 senior unsecured rating to our $1.4 billion senior unsecured notes. Moody’s has also assigned a B2 issuer rating to DIRECTV. Moody’s assigned a stable outlook to its ratings. The rating outlook presumed diminishing capital and investment requirements, combined with operating profit improvement to generate eventual free cash flow, and therefore the ratings were considered to be moderately prospective.

On February 12, 2003, S&P assigned a BB- rating to our senior secured credit facilities and a B rating to our $1.4 billion senior unsecured notes. The ratings were placed on Credit Watch with positive implications, based on S&P’s assessment of the likelihood that Hughes or DIRECTV could be acquired by an entity with higher credit quality than Hughes’ B+ corporate credit rating.

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